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                                                                      EXHIBIT 23

                 [ Edwards Sauer & Owens, P.C. Letterhead ]

                       INDEPENDENT AUDITOR'S CONSENT

      We consent to the incorporation by reference of our report dated March 10, 2006 on the balance sheets of FedFirst Financial Corporation as of December 31, 2005 and December 31, 2004, and the related statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2005, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 2005 of FedFirst Financial Corporation, in the Registration Statement on Form S-8 (Nos. 333-124124) filed by FedFirst Financial Corporation with the United States Securities and Exchange Commission.

/s/ Edwards Sauer & Owens, P.C.
Pittsburgh, Pennsylvania
March 17, 2006